Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Hennessy Advisors, Inc. on Form S-3 (No. 333-275964) and S-8 (Nos. 333-276980 and 333-188439) of our report dated December 11, 2024, with respect to our audits of the financial statements of Hennessy Advisors, Inc. as of September 30, 2024 and 2023, and for the years ended September 30, 2024 and 2023, which report is included in this Annual Report on Form 10-K of Hennessy Advisors, Inc. for the year ended September 30, 2024.

/s/ Marcum LLP
Marcum LLP
San Francisco, California
December 11, 2024